Annual Statement of Compliance

VIA: EMAIL

Morgan Stanley Capital I Inc.
1585 Broadway
New York, New York 10036

Re:  Morgan Stanley Capital I Trust 2006-IQ12 (the "Trust"), Commercial Mortgage Pass-Through Certificates, Series 2006-IQ12, issued pursuant to the Pooling and Servicing Agreement, dated as of December 1, 2006 (the "Agreement"), among Morgan Stanley Capital I Inc., as depositor (the "Depositor"), Capmark Finance, Inc., as general master servicer (the "General Master Servicer"), ARCap Servicing, Inc., as special servicer (the "Special Servicer"), Prudential Asset Resources, Inc., as master servicer with respect to the Prudential Mortgage Capital Funding, LLC only (the "Prudential Master Servicer"), Wells Fargo Bank, N.A., as trustee (the "Trustee"), and LaSalle Bank National Association, as paying agent and certificate registrar (the “Paying Agent and Certificate Registrar”).

I, Barbara L. Marik, a First Vice President of LaSalle Bank National Association, as Paying Agent and Certificate Registrar hereby certify that:

(1) A review of the activities of the Paying Agent and Certificate Registrar during the preceding calendar year and of the performance of the Paying Agent and Certificate Registrar under the Agreement has been made under my supervision; and

(2) To the best of my knowledge, based on such review, the Paying Agent and Certificate Registrar has fulfilled all its obligations under the Agreement in all material respects throughout such year or a portion thereof.

Date: February 1, 2007

LaSalle Bank National Association, as Paying Agent and Certificate Registrar

/s/ Barbara L Marik
Barbara L. Marik
First Vice President